FOR IMMEDIATE RELEASE             Contact Information
Emily Miller, Investor Relations
Phone : (701) 837-7104
E-mail : IR@centerspacehomes.com

CENTERSPACE ANNOUNCES INVESTMENT ACTIVITY IN MINNEAPOLIS AND DENVER

MINNEAPOLIS, MN, January 5, 2022 – Centerspace (NYSE: CSR) announced today that it recently closed on the acquisition of a portfolio of three communities in Minneapolis and one community in Denver for an aggregate purchase price of $131.1 million. The acquisitions were financed through the assumption of $41.6 million of debt and the issuance of 209,156 common operating partnership units. The balance was funded with cash on hand. The Company also announced that it raised $70.3 million through the issuance of 721,141 common shares under its ATM program in the fourth quarter of 2021.

In the Minneapolis market, Centerspace purchased 191 homes at the 2015-built Martin Blu in Eden Prairie for a purchase price of $48.0 million. The Minneapolis portfolio also included two smaller communities in Minneapolis: Zest, built in 2016, and Elements, built in 2015. Combined Zest and Elements are 76 homes, and the purchase price was $20.1. These three communities will add 267 homes to Centerspace’s Minneapolis portfolio, where the company now provides 5,177 homes. The acquired communities are subject to approximately $41.6 million in mortgage liabilities, which was assumed at a rate of 4.13% and a weighted average maturity of 8.7 years. As part of the transaction consideration, the Company will provide tax protection to the holders of the common operating partnership units for five years. In Denver, Centerspace acquired Civic Lofts located in the Golden Triangle neighborhood of Denver for an aggregate purchase price of $63.0 million. Constructed in 2019, Civic Lofts consists of 176 homes and features 1,600 square feet of street-level retail. Centerspace entered the Denver market in 2017 and now provides 1,889 homes in six communities there.
“These communities are great additions to our portfolio - all well located in great sub-markets, newer and provide a wonderful place to live in our key markets of Minneapolis and Denver. We’re pleased that we were able to match-fund these investments with our ATM issuances,” said Mark O. Decker, Jr., Centerspace’s President and CEO. “In 2022 we will focus on the strategic priorities of enhancing our portfolio quality and resident experience, and growing distributable cash flow and core FFO while providing great homes for our residents, our team, and our investors.”
About Centerspace
Centerspace is an owner and operator of apartment communities committed to providing great homes by focusing on integrity and serving others. Founded in 1970, the company currently owns 83 apartment communities consisting of 14,718 homes located in Colorado, Minnesota, Montana, Nebraska, North Dakota, and South Dakota. Centerspace was named a Top Workplace for 2021 by the Minneapolis Star Tribune. For more information, please visit www.centerspacehomes.com.

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If you would like more information about this topic, please contact Emily Miller, Investor Relations, at (701) 837-7104 or IR@centerspacehomes.com.